EXHIBIT 99.1

Otelco Reports Third Quarter 2016 Results

ONEONTA, Ala., Nov. 03, 2016 (GLOBE NEWSWIRE) -- Otelco Inc. (NASDAQ:OTEL), a wireline telecommunications services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia, and a provider of cloud hosting and managed services, today announced results for its third quarter ended September 30, 2016. Key highlights for Otelco include:

  Total revenues of $17.4 million for third quarter 2016.
  Operating income of $4.6 million for third quarter 2016.
  Net income of $1.1 million for third quarter 2016.
  Consolidated EBITDA (as defined below) of $6.7 million for third quarter 2016.

“The impact of the decline in revenue this quarter when compared with the same period in 2015 was once again offset by our network and operations cost improvements,” said Rob Souza, President and Chief Executive Officer of Otelco. “Excluding the impact of $0.3 million of legal costs associated with an exploratory project, operating income declined by less than $0.1 million and Consolidated EBITDA declined by $0.2 million. Top line residential and access revenue remain under pressure, and our focus on both delivering continuous cost improvements and implementing top-line revenue enhancements, promotions, and, where appropriate, pricing actions, is having the desired impact.

“Our marketing focus on speed and pricing options helped Internet revenue grow this quarter and year-to-date when compared with the same periods in 2015,” continued Souza. “Last week, our CLEC was awarded a contract to serve the residents of a western Massachusetts community for Internet and voice services. We will deliver our services over the town-owned fiber optic facilities and expect to begin providing service to their over 600 residents during first quarter 2017. Sales and installations of our Hosted PBX product had their best quarter of the year as customers adopt Internet protocol technology and recognize the quality of our product when measured against other market offers.

“On October 31, 2016, we notified the FCC that all of our eligible RLECs would accept their Alternative Connect America Cost Model (“A-CAM”) offer,” added Souza. “The proposals provide a ten-year funding mechanism to continue the broadband transition for our rural customers. As currently established, the acceptance of A-CAM funding will provide a slight positive impact on the Company, beginning in 2017. There may be a second decision point once the FCC completes its review of the elections made by all of the rate-of-return companies.

“Our capital investment of $1.9 million in the business during third quarter 2016 is consistent with our level of investment over the past several years,” noted Souza. “We continue to increase the reach of fiber in our network to support higher data speeds as required by our customers. We ended third quarter 2016 with $9.3 million in cash, or an increase of $2.4 million, since December 31, 2015.

“Looking at our industry, we believe that wireline telecommunications is poised for further consolidation,” continued Souza. “We intend to explore Otelco’s opportunities to participate in that activity. In that regard, the Company has retained The Bank Street Group LLC as its financial advisor to explore strategic alternatives that would enhance stockholder value. These alternatives could include a broad range of merger and sale transactions, among other things. However, it is important to remember that there can be no assurance that the Company’s review of strategic alternatives will result in any transaction. The Company does not currently intend to make further public comment regarding its strategic review and exploration process, except as required by applicable law.”

Third Quarter 2016 Financial Summary
(Dollars in thousands, except per share amounts)
(Unaudited)

		Three Months Ended September 30,		Change
		2016	2015	Amount	Percent
	Revenues	$17,389	$17,850	$(461)	(2.6)%
	Operating income	$4,561	$4,910	$(349)	(7.1)%
	Interest expense	$(2,728)	$(1,949)	$779	40.0%
	Net income available to stockholders	$1,125	$1,850	$(725)	(39.2)%
	Basic net income per share	$0.34	$0.57	$(0.23)	(40.4)%
	Diluted net income per share	$0.33	$0.56	$(0.23)	(41.1)%

	Consolidated EBITDA(a)	$6,695	$7,189	$(494)	(6.9)%
	Capital expenditures	$1,896	$1,556	$340	21.9%

		Nine Months Ended September 30,		Change
		2016	2015	Amount	Percent
	Revenues	$52,111	$53,385	$(1,274)	(2.4)%
	Operating income	$14,206	$14,183	$23	0.2%
	Interest expense	$(7,931)	$(5,988)	$1,943	32.4%
	Net income available to stockholders	$4,199	$5,640	$(1,441)	(25.5)%
	Basic net income per share	$1.28	$1.74	$(0.46)	(26.4)%
	Diluted net income per share	$1.24	$1.72	$(0.48)	(27.9)%

	Consolidated EBITDA(a)	$21,376	$22,301	$(925)	(4.1)%
	Capital expenditures	$4,111	$4,568	$(457)	(10.0)%

	Reconciliation of Consolidated EBITDA to Net Income
		Three Months Ended September 30,		Nine Months Ended September 30,
		2016	2015	2016	2015
	Net income	$1,125	$1,850	$4,199	$5,640
Add:	Depreciation	1,757	1,913	5,328	5,756
	Interest expense less interest income	2,408	1,730	6,847	5,320
	Interest expense - amortize loan cost	320	218	1,083	665
	Income tax expense	708	1,125	2,700	3,615
	Amortization - intangibles	225	268	743	938
	Stock-based compensation (earn-out)	-	-	-	71
	Stock-based compensation (board & senior management)	112	72	312	213
	Other excluded expense	-	(12)	-	8
	Loan fees	40	25	164	75
	Consolidated EBITDA(a)	$6,695	$7,189	$21,376	$22,301

(a) Consolidated EBITDA is defined as consolidated net income (loss) plus consolidated net interest expense, depreciation and amortization, income taxes and certain other fees, expenses and non-cash charges reducing consolidated net income. Consolidated EBITDA is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). Consolidated EBITDA corresponds to the definition of Consolidated EBITDA in the Company’s credit facilities. The lenders under the Company’s credit facilities utilize this measure to determine compliance with credit facility requirements. The Company uses Consolidated EBITDA as an operational performance measurement to focus attention on the operational generation of cash, which is used for reinvestment into the business; to repay its debt and to pay interest on its debt; to pay income taxes; and for other corporate requirements. The Company reports Consolidated EBITDA to allow current and potential investors to understand this performance metric and because the Company believes that it provides current and potential investors with helpful information with respect to the Company’s operating performance. However, Consolidated EBITDA should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP. The Company’s presentation of Consolidated EBITDA may not be comparable to similarly titled measures used by other companies.

Otelco Inc. - Key Operating Statistics
(Unaudited)
	As of					% Change
	December 31,		March 31,	June 30,	September 30,	from
	2014	2015	2016	2016	2016	June 30, 2016
Business/Enterprise
CLEC
Voice lines	19,324	18,606	18,069	17,650	17,409	(1.4)%
HPBX seats	10,029	10,740	10,746	10,800	11,291	4.5%
Data lines	3,313	3,629	3,621	3,638	3,704	1.8%
Wholesale network lines	2,968	2,743	2,680	2,651	2,633	(0.7)%
Classifax	80	140	158	163	174	6.7%
RLEC
Voice lines	15,506	16,123	16,139	16,030	16,678	4.0%
Data lines	1,587	1,539	1,532	1,652	1,654	0.1%
Access line equivalents (1)	52,807	53,520	52,945	52,584	53,543	1.8%

Residential
CLEC
Voice lines	275	225	221	219	209	(4.6)%
Data lines	363	282	281	278	262	(5.8)%
RLEC
Voice lines	25,569	23,143	22,604	22,140	21,502	(2.9)%
Data lines	20,206	20,089	20,031	20,009	19,811	(1.0)%
Access line equivalents(1)	46,413	43,739	43,137	42,646	41,784	(2.0)%

Otelco access line equivalents (1)	99,220	97,259	96,082	95,230	95,327	0.1%

Video	3,852	3,648	3,708	3,671	3,338	(9.1)%
Security systems	243	326	337	343	357	4.1%
Other internet lines	3,202	2,840	2,794	2,684	2,637	(1.8)%

(1) We define access line equivalents as retail and wholesale voice lines (including Classifax, our virtual faxing solution) and data lines (including cable modems, digital subscriber lines, and dedicated data access trunks).

FINANCIAL DISCUSSION FOR THIRD QUARTER 2016:

Revenues

Total revenues decreased 2.6% in the three months ended September 30, 2016, to $17.4 million from $17.9 million in the three months ended September 30, 2015. The decrease in residential RLEC voice access lines, access revenue decreases due to the FCC’s inter-carrier compensation reform order (the “FCC’s order”) and pricing for transport services account for the majority of the decline, which was partially offset by an increase in Internet, Hosted PBX and video and security revenue. The table below provides the components of the Company’s revenues for the three months ended September 30, 2016, compared with the same period of 2015.

	Three Months Ended
	September 30,		Change
	2016	2015	Amount	Percent

	(dollars in thousands)
Local services	$6,003	$6,255	$(252)	(4.0)%
Network access	5,279	5,564	(285)	(5.1)%
Internet	3,981	3,748	233	6.2%
Transport services	1,179	1,356	(177)	(13.1)%
Video and security	719	686	33	4.8%
Managed services	228	241	(13)	(5.4)%
Total	$17,389	$17,850	$(461)	(2.6)%

Local services revenue decreased 4.0% in the quarter ended September 30, 2016, to $6.0 million from $6.3 million in the quarter ended September 30, 2015. Hosted PBX and fiber rental revenue increased $0.2 million. The decline in RLEC residential voice access lines and the impact of the FCC’s order, which reduces or eliminates intrastate and local cellular revenue, accounted for a decrease of $0.3 million. A portion of the RLEC decrease is recovered through the Connect America Fund, which is categorized as interstate access revenue. The decline in long distance and special line revenue accounted for a decrease of $0.2 million. Network access revenue decreased 5.1% in third quarter 2016 to $5.3 million from $5.6 million in third quarter 2015. Connect America Fund revenue increased $0.1 million. This increase was offset by declines in end-user fees of $0.1 million, special access charges of $0.1 million and interstate and intrastate switched access charges of $0.2 million. Internet revenue increased 6.2% in third quarter 2016 to $4.0 million from $3.7 million in third quarter 2015. Higher equipment fees, increased broadband speed and pricing accounted for the increase. Transport services revenue decreased 13.1% in the quarter ended September 30, 2016, to $1.2 million from $1.4 million in the quarter ended September 30, 2015. Wide area network and wholesale transport revenue each decreased $0.1 million, reflecting market pricing adjustments associated with multi-year contracts. Video and security revenue increased 4.8% in the three months ended September 30, 2016, to just over $0.7 million from just under $0.7 million in the three months ended September 30, 2015. Increases in security and IPTV deployment and cable pricing were partially offset by decreases in pay per view revenue and digital cable subscribers. During third quarter 2016, our relationship as a DirecTV® reseller was terminated. Managed services revenue decreased 5.4% in the quarter ended September 30, 2016, over the comparable period in 2015, to remain at just over $0.2 million. The decrease was in equipment sales and groupware services.

Operating Expenses

Operating expenses in the three months ended September 30, 2016, decreased 0.9% to $12.8 million from $12.9 million in the three months ended September 30, 2015. Cost of services decreased 4.1% to $8.0 million in the quarter ended September 30, 2016, from $8.3 million in the quarter ended September 30, 2015. Digital equipment, access, toll and Internet expense decreased by $0.3 million. Cable television programming and computer expense increased by $0.1 million. Other costs decreased by $0.1 million, reflecting the New England operations optimization process. Selling, general and administrative expenses increased 17.5% to $2.9 million in the three months ended September 30, 2016, from $2.5 million in the three months ended September 30, 2015. Board of Directors related project expenses of $0.3 million in the three months ended September 30, 2016, had no comparable expenses in the three months ended September 30, 2015. The earlier timing of audit expense accounted for $0.1 million. Small decreases in insurance, property taxes and uncollectible expense were offset by small increases in external relations, stock compensation and other general and administrative costs. Depreciation and amortization for third quarter 2016 decreased 9.1% to $2.0 million from $2.2 million in third quarter 2015. New England CLEC depreciation decreased $0.1 million and Alabama cable depreciation and the amortization of other intangible assets decreased $0.1 million.

Operating Income

Operating income in the three months ended September 30, 2016, decreased 7.1% to $4.6 million from $4.9 million in the three months ended September 30, 2015, primarily related to Board of Directors project costs. Expense management savings offset the decrease in revenue for the period.

Interest Expense

Interest expense in the three months ended September 30, 2016, increased 40.0% to $2.7 million from $1.9 million in the three months ended September 30, 2015. Higher interest rates on the Company’s current loan facilities accounted for an increase of $0.7 million. Increased loan cost amortization accounted for the balance of the increase.

Net Income
Based on the changes noted above, net income decreased $0.7 million to $1.1 million for the three months ended September 30, 2016, when compared to $1.8 million in the same period in 2015, primarily driven by increased interest expense.

Consolidated EBITDA

Consolidated EBITDA decreased to $6.7 million for the three months ended September 30, 2016, when compared to $7.2 million in the same period in 2015. Stock-based (non-cash) compensation is added back in the calculation of Consolidated EBITDA. See financial tables for a discussion of Consolidated EBITDA (a non-GAAP measurement) and a reconciliation of Consolidated EBITDA to net income.

Balance Sheet

As of September 30, 2016, the Company had cash and cash equivalents of $9.3 million compared with $6.9 million of cash and cash equivalents at the end of 2015. In first quarter 2016, the Company entered into new five year senior and five and a half year subordinated loan facilities. The combined $100.3 million term loan facilities were used to pay all amounts due under the Company’s previous credit facility and, with cash from the balance sheet, to pay loan costs associated with the transaction. A $5.0 million revolver under the senior loan facility remains undrawn. Principal payments on the senior term loan facility are $1.0 million per quarter, payable on April 1, July 1, October 1 and January 1 of each year. A change in GAAP nets loan costs against the outstanding balance of the term loan facilities. At September 30, 2016, the outstanding senior loan balance was $83.0 million and the outstanding subordinated loan balance was $15.5 million.

Capital Expenditures

Capital expenditures were $1.9 million for third quarter 2016 compared to $1.6 million for the same period in 2015.

Third Quarter Earnings Conference Call

Otelco has scheduled a conference call, which will be broadcast live over the Internet, on Friday, November 4, 2016, at 11:30 a.m. (Eastern Time). To participate in the call, participants should dial (913) 312-0961 and ask for the Otelco call 10 minutes prior to the start time. Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting the Company’s website at www.OtelcoInc.com. To listen to the live call online, please visit the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available on the Company's website at www.OtelcoInc.com for 30 days. A telephonic replay may also be accessed through November 14, 2016 by calling (719) 457-0820 and entering the Confirmation Code 6787589.

ABOUT OTELCO

Otelco Inc. provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia. The Company’s services include local and long distance telephone, digital high-speed data lines, transport services, network access, cable television and other related services. With approximately 95,000 voice and data access lines, which are collectively referred to as access line equivalents, Otelco is among the top 25 largest local exchange carriers in the United States based on number of access lines. Otelco operates eleven incumbent telephone companies serving rural markets, or rural local exchange carriers. It also provides competitive retail and wholesale communications services and technology consulting, managed services and private/hybrid cloud hosting services through several subsidiaries. For more information, visit the Company’s website at www.OtelcoInc.com.

FORWARD LOOKING STATEMENTS

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could impact the Company’s strategic review and exploration process or cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. There can be no assurance regarding the outcome of any decisions that the Company may make regarding strategic alternatives in connection with the strategic review and exploration process. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

OTELCO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share par value and share amounts)
(unaudited)

	September 30,	December 31,
	2016	2015
Assets
Current assets
Cash and cash equivalents	$9,333	$6,884
Accounts receivable:
Due from subscribers, net of allowance for doubtful
accounts of $217 and $258, respectively	5,108	5,185
Other	1,722	1,722
Materials and supplies	2,232	1,906
Prepaid expenses	1,312	2,775
Deferred income taxes	57	57
Total current assets	19,764	18,529

Property and equipment, net	48,324	49,811
Goodwill	44,976	44,976
Intangible assets, net	1,909	2,363
Investments	1,826	1,846
Other assets	241	259
Total assets	$117,040	$117,784

Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable	$1,159	$1,818
Accrued expenses	5,880	4,567
Advance billings and payments	1,381	1,418
Customer deposits	68	68
Current maturity of long-term notes payable, net of debt issuance cost	2,929	2,203
Total current liabilities	11,417	10,074

Deferred income taxes	26,163	26,163
Advance billings and payments	588	628
Other liabilities	22	27
Long-term notes payable, less current maturities and debt issuance costs	90,609	97,052
Total liabilities	128,799	133,944

Stockholders' deficit
Class A Common Stock, $.01 par value-authorized 10,000,000 shares;
issued and outstanding 3,283,177 and 3,015,099 shares, respectively	33	30
Class B Common Stock, $.01 par value-authorized 250,000 shares;
issued and outstanding 0 and 232,780 shares, respectively	-	2
Additional paid in capital	4,082	3,881
Accumulated deficit	(15,874)	(20,073)
Total stockholders' deficit	(11,759)	(16,160)
Total liabilities and stockholders' deficit	$117,040	$117,784

OTELCO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Revenues	$17,389	$17,850	$52,111	$53,385

Operating expenses
Cost of services	7,958	8,301	23,963	24,964
Selling, general and administrative expenses	2,888	2,458	7,871	7,544
Depreciation and amortization	1,982	2,181	6,071	6,694
Total operating expenses	12,828	12,940	37,905	39,202

Income from operations	4,561	4,910	14,206	14,183

Other income (expense)
Interest expense	(2,728)	(1,949)	(7,931)	(5,988)
Other income	-	14	624	1,060
Total other expense	(2,728)	(1,935)	(7,307)	(4,928)

Income before income tax expense	1,833	2,975	6,899	9,255
Income tax expense	(708)	(1,125)	(2,700)	(3,615)

Net income	$1,125	$1,850	$4,199	$5,640

Weighted average number of common shares outstanding:
Basic	3,283,177	3,239,306	3,283,177	3,239,306
Diluted	3,384,308	3,289,679	3,380,178	3,285,502

Basic net income per common share	$0.34	$0.57	$1.28	$1.74

Diluted net income per common share	$0.33	$0.56	$1.24	$1.72

OTELCO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net income	$4,199	$5,640
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation	5,328	5,756
Amortization	743	938
Amortization of loan costs	929	665
Loss on extinguishment of debt	155	-
Provision for uncollectible accounts receivable	271	350
Stock-based compensation	311	283
Payment in kind interest - subordinated debt	194	-
Changes in operating assets and liabilities
Accounts receivable	(194)	(577)
Material and supplies	(326)	(82)
Prepaid expenses and other assets	1,481	1,919
Accounts payable and accrued expenses	654	666
Advance billings and payments	(77)	(31)
Other liabilities	(5)	(3)
Net cash from operating activities	13,663	15,524

Cash flows used in investing activities:
Acquisition and construction of property and equipment	(4,111)	(4,568)
Net cash used in investing activities	(4,111)	(4,568)

Cash flows used in financing activities:
Loan origination costs	(5,242)	(25)
Principal repayment of long-term notes payable	(102,052)	(10,120)
Proceeds from loan refinancing	100,300	-
Tax withholdings paid on behalf of employees for restricted stock units	(109)	-
Net cash used in financing activities	(7,103)	(10,145)

Net increase in cash and cash equivalents	2,449	811
Cash and cash equivalents, beginning of period	6,884	5,082
Cash and cash equivalents, end of period	$9,333	$5,893

Supplemental disclosures of cash flow information:
Interest paid	$6,065	$5,322

Income taxes paid	$1,197	$1,726

Conversion of Class B common stock to Class A common stock	$2	$-

Issuance of Class A common stock	$1	$-

Contact:

Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3580
Curtis@otelcotel.com